Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2010 NET INCOME
OF $4.8 BILLION, OR $1.09 PER SHARE, ON REVENUE1 OF $25.6 BILLION
INCLUDES BENEFIT FROM REDUCTION IN LOAN LOSS RESERVES
($0.36 PER SHARE) AND CHARGE FOR U.K. BONUS TAX ($0.14 PER SHARE)
•	Quarterly profits up from prior year and prior quarter:
-	Solid performance across most businesses combined with reduced credit costs
-	Retail Financial Services and Card Services net charge-offs and delinquencies improved from the prior quarter
-	Strong balance sheet: Tier 1 Common[1] at $108.2 billion, or 9.6%; credit reserves at $36.7 billion; loan loss coverage ratio at 5.3% of total loans[1]
•	Continued support for economic recovery through assisting customers, sound lending and efforts to prevent foreclosure:
-	Nearly $700 billion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and non-profits during the first half of the year
-	Small-business originations up 37% during the first half of the year
-	880,000 modifications offered and 245,000 approved since the beginning of 2009
New York, July 15, 2010 – JPMorgan Chase & Co. (NYSE: JPM) today reported second-quarter 2010 net income of $4.8 billion, compared with $2.7 billion in the second quarter of 2009. Earnings per share were $1.09, compared with $0.28 in the second quarter of 2009.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the quarter: “Our net income increased to $4.8 billion, including the benefit from a $1.5 billion reduction of loan loss reserves – which we do not believe represents normal ongoing earnings – partially offset by a charge of $550 million for the U.K. bonus tax.”
Continuing on the businesses, Dimon added: “Although we are gratified to see consumer-lending net charge-offs and delinquencies decline, they remain at extremely high levels and therefore returns in our consumer-lending businesses are still unacceptable. As a result, these businesses did not meet expectations nor generate satisfactory returns on capital for our shareholders. It is too early to say how much improvement we will see from here.
“We saw solid performance in our other businesses. In particular, our wholesale businesses experienced reduced net charge-offs that led to reductions in loan loss reserves, and are currently seeing credit costs which reflect the increasingly healthy condition of our wholesale clients.”

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

1	Revenue on a managed basis, credit reserves, credit ratios and capital ratios reflect the impact of the January 1, 2010, adoption of new accounting guidance that amended the accounting for transfers of financial assets and consolidation of VIEs. For notes on managed basis and other non-GAAP measures, see page 13.

J.P. Morgan Chase & Co.
News Release
Commenting on the strength of the balance sheet, Dimon said: “We maintained very high liquidity, with a deposit-to-loan ratio of 127%, and generated additional capital, ending the quarter with a strong Tier 1 Common ratio of 9.6%. Total firmwide credit reserves fell to $36.7 billion, as loan balances remained flat and credit costs declined, resulting in a firmwide coverage ratio of 5.3% of total loans1. Our strong and growing capital base has enabled us to buy back over $500 million of stock to date, and we will continue to do so opportunistically.”
Dimon further remarked: “We continue to aggressively do all that we can reasonably and responsibly to contribute to the economic recovery. During the first half of the year, we loaned or raised capital for our clients of nearly $700 billion, and our small-business originations were up 37%.
Looking ahead, Dimon concluded: “We recognize a number of positive aspects of the pending regulatory reform legislation, including systemic risk oversight and resolution authority. However, many challenges and uncertainties remain which may result in unintended consequences for our clients, the markets and our businesses. With a need for global regulatory coordination and hundreds of rules to be written, increased focus is critical in order to implement these reforms in a way that protects consumers and the competitiveness of the U.S. financial system, while ensuring the flow of safe and sound credit. As always, and regardless of uncertainties about the credit environment and pending regulation, we remain committed to the long-term growth of our franchise. We continue to invest in our infrastructure to enable us to deliver the quality products and services that our customers demand, and to provide good returns for our shareholders.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the second quarters of 2010 and 2009 unless otherwise noted.

J.P. Morgan Chase & Co.
News Release
INVESTMENT BANK (IB)

Results for IB				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,332	$8,319	$7,301	$(1,987)	(24%)	$(969)	(13%)
Provision for Credit Losses	(325)	(462)	871	137	30	(1,196)	NM
Noninterest Expense	4,522	4,838	4,067	(316)	(7)	455	11
Net Income	$1,381	$2,471	$1,471	$(1,090)	(44%)	$(90)	(6%)
Discussion of Results:
Net income was $1.4 billion, down 6% compared with the prior year. These results reflected lower revenue and higher noninterest expense, predominantly offset by a benefit from the provision for credit losses.
Net revenue was $6.3 billion, compared with $7.3 billion in the prior year. Investment banking fees decreased by 37% to $1.4 billion, consisting of equity underwriting fees of $354 million (down 68%), debt underwriting fees of $696 million (down 6%) and advisory fees of $355 million (down 10%). Fixed Income Markets revenue was $3.6 billion, compared with $4.9 billion in the prior year. The decrease largely reflected lower results in credit markets, rates and commodities. Equity Markets revenue was $1.0 billion, compared with $708 million in the prior year, reflecting solid client revenue. Credit Portfolio revenue was $326 million, primarily reflecting net interest income and fees on retained loans.
The provision for credit losses was a benefit of $325 million, compared with an expense of $871 million in the prior year. The current-quarter provision reflected a reduction in the allowance for loan losses, largely related to net repayments and loan sales. The allowance for loan losses to end-of-period loans retained was 3.98%, compared with 7.91% in the prior year. The decline in the allowance ratio was due largely to the consolidation of asset-backed commercial paper conduits in accordance with new accounting guidance, effective January 1, 2010. Excluding these balances, the current-quarter allowance coverage ratio was 6.49%. Net charge-offs were $28 million, compared with $433 million in the prior year. Nonperforming loans were $2.3 billion, down by $1.3 billion from the prior year and $481 million from the prior quarter.
Noninterest expense was $4.5 billion, compared with $4.1 billion in the prior year. Current-quarter results included the impact of the U.K. bonus tax.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
▪	Ranked #1 in Global IB Fees for the six months ended June 30, 2010.

▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #2 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #4 in Global Announced M&A, based on volume, for the six months ended June 30, 2010.

▪	Return on equity was 14% on $40.0 billion of average allocated capital.

▪	Completed acquisition of RBS Sempra Commodities’ global oil, global metals (including Henry Bath), global coal and European power, gas, and non-U.S. emissions assets on July 1, 2010.

▪	End-of-period loans retained were $54.0 billion, down 16% from the prior year and up 2% from the prior quarter. End-of-period fair-value and held-for-sale loans were $3.2 billion, down 53% from the prior year and 10% from the prior quarter.

J.P. Morgan Chase & Co.
News Release
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,809	$7,776	$7,970	$33	—%	$(161)	(2)%
Provision for Credit Losses	1,715	3,733	3,846	(2,018)	(54)	(2,131)	(55)
Noninterest Expense	4,281	4,242	4,079	39	1%	202	5%
Net Income/(Loss)	$1,042	$(131)	$15	$1,173	NM	$1,027	NM
Discussion of Results:
Net income was $1.0 billion, compared with $15 million in the prior year.
Net revenue was $7.8 billion, a decrease of $161 million, or 2%, compared with the prior year. Net interest income was $4.8 billion, down by $213 million, or 4%, reflecting the impact of lower loan and deposit balances, partially offset by a shift to wider-spread deposit products. Noninterest revenue was $3.0 billion, relatively flat compared with the prior year, as increased mortgage fees and related income, debit card income and auto operating lease income were offset by declining deposit-related fees.
The provision for credit losses was $1.7 billion, a decrease of $2.1 billion from the prior year and $2.0 billion from the prior quarter. Although losses for the mortgage and home equity portfolios continued to be extremely high, the current-quarter provision reflected improved delinquency trends and reduced net charge-offs as compared to prior periods. Additionally, the prior-year and prior-quarter provisions included additions to the allowance for loan losses of $1.2 billion and $1.3 billion, respectively. Home equity net charge-offs were $796 million (3.32% net charge-off rate1), compared with $1.3 billion (4.61% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $282 million (8.63% net charge-off rate1), compared with $410 million (11.50% net charge-off rate1). Prime mortgage net charge-offs were $264 million (1.79% net charge-off rate1), compared with $481 million (3.07% net charge-off rate1). The allowance for loan losses to ending loans retained, excluding purchased credit-impaired loans, was 5.26%, compared with 4.41% in the prior year and 5.16% in the prior quarter.
Noninterest expense was $4.3 billion, an increase of $202 million, or 5%, from the prior year.
Retail Banking reported net income of $914 million, a decrease of $56 million, or 6%, compared with the prior year.
Net revenue was $4.4 billion, down 3% compared with the prior year. The decrease was driven by declining deposit-related fees and lower deposit balances, largely offset by a shift to wider-spread deposit products and higher debit card income.
The provision for credit losses was $168 million, compared with $361 million in the prior year. The prior-year provision reflected an increase in the Business Banking allowance for loan losses. Retail Banking net charge-offs were $168 million (4.04% net charge-off rate), compared with $211 million (4.70% net charge-off rate) in the prior year.
Noninterest expense was $2.6 billion, up 3% compared with the prior year, resulting from sales force increases.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 26.4 million, up 4% from the prior year and 2% from the prior quarter.

▪	Average total deposits were $337.8 billion, down 3% from the prior year, due to the maturity of time deposits acquired in the Washington Mutual transaction, and up 1% from the prior quarter.

▪	Deposit margin was 3.05%, compared with 2.92% in the prior year and 3.02% in the prior quarter.

▪	End-of-period Business Banking loans were $16.6 billion, down 7% from the prior year and 1% from the prior quarter; originations were $1.2 billion, up 100% from the prior year and 33% from the prior quarter.

▪	Branch sales of credit cards decreased 8% from the prior year and increased 12% from the prior quarter.

▪	Branch sales of investment products increased 9% from the prior year and decreased 3% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) was 58%, compared with 55% in the prior year and 58% in the prior quarter.

▪	Number of branches was 5,159, down 1% from the prior year, due to planned closures of overlap branches, and flat compared with the prior quarter.
Mortgage Banking & Other Consumer Lending reported net income of $364 million, an increase of $129 million, or 55%, from the prior year. The increase was driven by higher noninterest revenue and a lower provision for credit losses, partially offset by higher noninterest expense.
Net revenue of $2.0 billion was up by $193 million, or 10%, from the prior year, and includes Mortgage Banking revenue of $1.2 billion, up by $62 million, and Other Consumer Lending revenue (comprised of Auto and Student Lending) of $850 million, up by $131 million predominantly as a result of higher auto loan and lease balances. Mortgage Banking revenue includes $212 million of net interest income, $886 million of mortgage fees and related income and $100 million of other noninterest revenue. Included in mortgage fees and related income is $9 million of production revenue, compared with $284 million in the prior year, reflecting higher repurchase losses in the current year and the impact of write-downs on the mortgage warehouse in the prior year. Repurchase losses were $667 million, compared with $255 million in the prior year and $432 million in the prior quarter. Also included is net mortgage servicing revenue of $877 million, up by $354 million from the prior year, which is comprised of operating revenue and MSR risk management revenue. Operating revenue of $566 million was up by $124 million as the improvement in other changes in MSR asset fair value was partially offset by lower loan servicing revenue as a result of lower third-party loans serviced. MSR risk management results were $311 million, compared with $81 million in the prior year.
The provision for credit losses, predominantly related to the student and auto loan portfolios, was $175 million, compared with $366 million in the prior year. The prior-year provision reflected an increase in the allowance for loan losses for student and auto loans. Student loan and other net charge-offs were $150 million (4.04% net charge-off rate), compared with $101 million (2.79% net charge-off rate) in the prior year. Auto loan net charge-offs were $58 million (0.49% net charge-off rate), compared with $146 million (1.36% net charge-off rate) in the prior year.

J.P. Morgan Chase & Co.
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Noninterest expense was $1.2 billion, up by $138 million, or 12%, from the prior year, driven by an increase in default-related expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Mortgage loan originations were $32.2 billion, down 22% from the prior year and up 2% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.1 trillion, down 6% from the prior year and 2% from the prior quarter.

▪	Average auto loans were $47.5 billion, up 10%; originations were $5.8 billion, up 9% from the prior year and down 8% from the prior quarter.
Real Estate Portfolios reported a net loss of $236 million, compared with a net loss of $1.2 billion in the prior year. The improvement was driven by a lower provision for credit losses, partially offset by lower net interest income.
Net revenue was $1.4 billion, down by $228 million, or 14%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances, reflecting portfolio run-off.
The provision for credit losses was $1.4 billion, compared with $3.1 billion in the prior year. The current-quarter provision reflected improved delinquency trends and reduced net charge-offs, while the prior-year provision included an addition to the allowance for loan losses of $930 million in the home equity and mortgage loan portfolios. (For further detail, see RFS discussion of the provision for credit losses.)
Noninterest expense was $405 million, down by $12 million, or 3%, from the prior year, reflecting a decrease in foreclosed asset expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Average mortgage loans were $119.7 billion, down by $17.1 billion.

▪	Average home equity loans were $122.0 billion, down by $16.1 billion.
CARD SERVICES (CS)(*)

Results for CS				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,217	$4,447	$4,868	$(230)	(5)%	$(651)	(13)%
Provision for Credit Losses	2,221	3,512	4,603	(1,291)	(37)	(2,382)	(52)
Noninterest Expense	1,436	1,402	1,333	34	2%	103	8%
Net Income / (Loss)	$343	$(303)	$(672)	$646	NM	$1,015	NM

(*)	Presented on a managed basis. Effective January 1, 2010, JPMorgan Chase adopted new accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis.
Discussion of Results:
Net income was $343 million, compared with a net loss of $672 million in the prior year. The improved results were driven by a lower provision for credit losses, partially offset by lower net revenue.

J.P. Morgan Chase & Co.
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End-of-period loans were $143.0 billion, a decrease of $28.5 billion, or 17%, from the prior year and $6.3 billion, or 4%, from the prior quarter. Average loans were $146.3 billion, a decrease of $27.8 billion, or 16%, from the prior year and $9.5 billion, or 6%, from the prior quarter. The declines in both end-of-period and average loans were consistent with expected portfolio run-off.
Net revenue was $4.2 billion, a decrease of $651 million, or 13%, from the prior year. Net interest income was $3.4 billion, down by $955 million, or 22%. The decrease was driven by lower average loan balances, the impact of legislative changes and a decreased level of fees. These decreases were offset partially by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $861 million, an increase of $304 million, or 55%. The prior-year included a write-down of securitization interests.
The provision for credit losses was $2.2 billion, compared with $4.6 billion in the prior year and $3.5 billion in the prior quarter. The current-quarter provision included a reduction of $1.5 billion to the allowance for loan losses, reflecting reduced net charge-offs and lower estimated losses. The prior-year provision included an addition of $250 million to the allowance for loan losses. The net charge-off rate was 10.20%, up from 10.03% in the prior year and down from 11.75% in the prior quarter. The prior-quarter net charge-off rate was negatively affected by approximately 60 basis points from a payment-holiday program offered in the second quarter of 2009. The 30-day delinquency rate was 4.96%, down from 5.86% in the prior year and 5.62% in the prior quarter. Excluding the Washington Mutual portfolio, the net charge-off rate was 9.02%, up from 8.97% in the prior year and down from 10.54% in the prior quarter; and the 30-day delinquency rate was 4.48%, down from 5.27% in the prior year and 4.99% in the prior quarter.
Noninterest expense was $1.4 billion, an increase of $103 million, or 8%, due to higher marketing expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was 9% on $15.0 billion of average allocated capital.

▪	Pretax income to average loans (ROO) was 1.54%, compared with negative 2.46% in the prior year and negative 1.22% in the prior quarter.

▪	Net interest income as a percentage of average loans was 9.20%, down from 9.93% in the prior year and 9.60% in the prior quarter. Excluding the Washington Mutual portfolio, the ratio was 8.47%.

▪	New accounts of 2.7 million were opened.

▪	Sales volume was $78.1 billion, an increase of $4.1 billion, or 6%. Excluding the Washington Mutual portfolio, sales volume was $75.4 billion, an increase of $5.6 billion, or 8%.

▪	Merchant processing volume was $117.1 billion on 5.0 billion total transactions processed.

J.P. Morgan Chase & Co.
News Release
COMMERCIAL BANKING (CB)

Results for CB				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,486	$1,416	$1,453	$70	5%	$33	2%
Provision for Credit Losses	(235)	214	312	(449)	NM	(547)	NM
Noninterest Expense	542	539	535	3	1	7	1
Net Income	$693	$390	$368	$303	78%	$325	88%
Discussion of Results:
Net income was $693 million, an increase of $325 million, or 88%, from the prior year. The increase was driven by a reduction in the provision for credit losses.
Net revenue was $1.5 billion, relatively flat compared with the prior year. Net interest income was $940 million, down by $55 million, or 6%, driven by spread compression on liability products and lower loan balances, predominantly offset by growth in liability balances and wider loan spreads. Noninterest revenue was $546 million, an increase of $88 million, or 19%. The current quarter reflected gains on sales of loans and other real estate owned, and higher lending-related fees, while the prior year reflected markdowns on certain assets held at fair value.
Revenue from Middle Market Banking was $767 million, a decrease of $5 million, or 1%, from the prior year. Revenue from Commercial Term Lending was $237 million, an increase of $13 million, or 6%. Revenue from Mid-Corporate Banking was $285 million, a decrease of $20 million, or 7%. Revenue from Real Estate Banking was $125 million, an increase of $5 million, or 4%.
The provision for credit losses was a benefit of $235 million, compared with an expense of $312 million in the prior year. The current-quarter provision included a reduction of $413 million to the allowance for credit losses, mainly due to refinements to credit loss estimates and improvement in the credit quality of the commercial and industrial portfolio. Net charge-offs were $176 million (0.74% net charge-off rate), compared with $181 million (0.67% net charge-off rate) in the prior year and $229 million (0.96% net charge-off rate) in the prior quarter. Current-quarter net charge-offs were largely related to commercial real estate. The allowance for loan losses to end-of-period loans retained was 2.82%, down from 2.87% in the prior year and 3.15% in the prior quarter. Nonperforming loans were $3.1 billion, up by $1.0 billion from the prior year and $81 million from the prior quarter, reflecting increases in nonperforming commercial real estate loans.
Noninterest expense was $542 million, an increase of $7 million, relatively flat compared with the prior year.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Overhead ratio was 36%, compared with 37%.

▪	Gross investment banking revenue (which is shared with the Investment Bank) was $333 million, up by $5 million, or 2%.

▪	Average loan balances were $95.9 billion, down by $13.1 billion, or 12%, from the prior year, and $702 million, or 1%, from the prior quarter.

▪	End-of-period loan balances were $95.5 billion, down by $10.3 billion, or 10%, from the prior year, and flat compared with the prior quarter.

J.P. Morgan Chase & Co.
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▪	Average liability balances were $136.8 billion, up by $30.9 billion, or 29%, from the prior year and $3.6 billion, or 3%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,881	$1,756	$1,900	$125	7%	$(19)	(1)%
Provision for Credit Losses	(16)	(39)	(5)	23	59	(11)	(220)
Noninterest Expense	1,399	1,325	1,288	74	6	111	9
Net Income	$292	$279	$379	$13	5%	$(87)	(23)%
Discussion of Results:
Net income was $292 million, a decrease of $87 million, or 23%, from the prior year. These results reflected lower net revenue and higher noninterest expense. Compared with the prior quarter, net income increased by $13 million, or 5%, reflecting seasonal activity in securities lending and depositary receipts.
Net revenue was $1.9 billion, a decrease of $19 million, or 1%, from the prior year. Worldwide Securities Services net revenue was $955 million, relatively flat compared with the prior year, as lower spreads in securities lending and the impact of lower volatility on foreign exchange were offset by higher market levels and net inflows of assets under custody. Similarly, Treasury Services net revenue was $926 million, relatively flat as lower deposit spreads were offset by higher trade loan and card product volumes.
TSS generated firmwide net revenue1 of $2.6 billion, including $1.7 billion by Treasury Services; of that amount, $926 million was recorded in Treasury Services, $665 million in Commercial Banking and $62 million in other lines of business. The remaining $955 million of firmwide net revenue was recorded in Worldwide Securities Services.
The provision for credit losses was a benefit of $16 million, compared with a benefit of $5 million in the prior year.
Noninterest expense was $1.4 billion, up $111 million, or 9% from the prior year. The increase was driven by higher performance-based compensation and continued investment in new product platforms, primarily related to international expansion.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 25%, down from 31% in the prior year and flat compared with the prior quarter.

▪	Return on equity was 18% on $6.5 billion of average allocated capital.

▪	Average liability balances were $246.7 billion, up 5%.

▪	Assets under custody were $14.9 trillion, up 8%.

J.P. Morgan Chase & Co.
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ASSET MANAGEMENT (AM)

Results for AM				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,068	$2,131	$1,982	$(63)	(3)%	$86	4%
Provision for Credit Losses	5	35	59	(30)	(86)	(54)	(92)
Noninterest Expense	1,405	1,442	1,354	(37)	(3)	51	4
Net Income	$391	$392	$352	$(1)	—%	$39	11%
Discussion of Results:
Net income was $391 million, an increase of $39 million, or 11%, from the prior year. These results reflected higher net revenue and a lower provision for credit losses, partially offset by higher noninterest expense.
Net revenue was $2.1 billion, an increase of $86 million, or 4%, from the prior year. Noninterest revenue was $1.7 billion, up by $131 million, or 8%, due to the effect of higher market levels, net inflows to products with higher margins and higher performance fees, partially offset by lower quarterly valuations of seed capital investments. Net interest income was $369 million, down by $45 million, or 11%, due to narrower deposit spreads, largely offset by higher deposit balances.
Revenue from the Private Bank was $695 million, up 9% from the prior year. Revenue from Retail was $482 million, up 17%. Revenue from Institutional was $433 million, down 11%. Revenue from Private Wealth Management was $348 million, up 4%. Revenue from JPMorgan Securities was $110 million, flat compared with the prior year.
Assets under supervision were $1.6 trillion, an increase of $97 billion, or 6%, from the prior year. Assets under management were $1.2 trillion, a decrease of $10 billion, or 1%, due to outflows in liquidity products, predominantly offset by inflows in fixed income and equity products and the effect of higher market levels. Custody, brokerage, administration and deposit balances were $479 billion, up by $107 billion, or 29%, due to custody and brokerage inflows and the effect of higher market levels.
The provision for credit losses was $5 million, compared with $59 million in the prior year.
Noninterest expense was $1.4 billion, an increase of $51 million, or 4%, from the prior year, reflecting higher headcount.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 32%, up from 29%.

▪	Assets under management reflected net outflows of $16 billion for the quarter and $46 billion for the 12 months ended June 30, 2010. For the quarter, net outflows of liquidity products were $29 billion; net inflows of long-term products were $13 billion.

▪	Assets under management ranked in the top two quartiles for investment performance were 78% over 5-years, 67% over 3-years and 58% over 1-year.

▪	Customer assets in 4 and 5 Star–rated funds were 43%.

▪	Average loans were $37.4 billion, up 9% from the prior year and 2% from the prior quarter.

J.P. Morgan Chase & Co.
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▪	End-of-period loans were $38.7 billion, up 9% from the prior year and 4% from the prior quarter.

▪	Average deposits were $86.5 billion, up 15% from the prior year and 7% from the prior quarter.
CORPORATE/PRIVATE EQUITY(*)

Results for
Corporate/Private Equity				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,850	$2,357	$2,265	$(507)	(22)%	$(415)	(18)%
Provision for Credit Losses	(2)	17	9	(19)	NM	(11)	NM
Noninterest Expense	1,046	2,336	864	(1,290)	(55)	182	21
Net Income	$653	$228	$808	$425	186%	$(155)	(19)%

(*)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $653 million, compared with net income of $808 million in the prior year.
Private Equity net income was $11 million, compared with a net loss of $27 million in the prior year. Net revenue was $48 million, an increase of $49 million, driven by higher private equity gains. Noninterest expense was $32 million, a decrease of $10 million.
Corporate net income was $642 million, compared with $835 million in the prior year. Net revenue was $1.8 billion, including $775 million of net interest income and $990 million of securities gains, reflecting repositioning of the investment portfolio. Noninterest expense was $1.0 billion, up from $822 million in the prior year, largely due to higher litigation expense.
JPMORGAN CHASE (JPM)(*)

Results for JPM				1Q10		2Q09
($ millions)	2Q10	1Q10	2Q09	$ O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$25,613	$28,172	$27,709	$(2,559)	(9)%	$(2,096)	(8)%
Provision for Credit Losses	3,363	7,010	9,695	(3,647)	(52)	(6,332)	(65)
Noninterest Expense	14,631	16,124	13,520	(1,493)	(9)	1,111	8
Net Income	$4,795	$3,326	$2,721	$1,469	44%	$2,074	76%

(*)	Presented on a managed basis. Effective January 1, 2010, the JPMorgan Chase adopted new accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $25,101 million, $27,671 million and $25,623 million for the second quarter of 2010, first quarter of 2010 and second quarter of 2009, respectively.
Discussion of Results:
Net income was $4.8 billion, up by $2.1 billion, or 76%, from the prior year. The increase in earnings was driven by a significantly lower provision for credit losses, partially offset by lower net revenue and higher noninterest expense.
Net revenue was $25.6 billion, a decrease of $2.1 billion, or 8%, from the prior year. Noninterest revenue was $12.8 billion, down modestly from the prior year. The decline was driven by lower principal transactions revenue, reflecting lower trading results, and lower investment banking fees,

J.P. Morgan Chase & Co.
News Release
partially offset by higher securities gains. Net interest income was $12.8 billion, down by $1.9 billion, or 13%, largely driven by lower loan balances.
The provision for credit losses was $3.4 billion, down by $6.3 billion, or 65%, from the prior-year provision. The resulting firmwide allowance for loan losses to end-of-period loans retained1 was 5.34%, compared with 5.01% in the prior year. The total consumer provision for credit losses was $3.9 billion, compared with $8.5 billion, reflecting a reduction in the allowance for credit losses as a result of improved delinquency trends and reduced net charge-offs. Consumer net charge-offs1 were $5.5 billion, compared with $7.0 billion, resulting in net charge-off rates of 5.34% and 6.18%, respectively. The wholesale provision for credit losses was a benefit of $572 million, compared with an expense of $1.2 billion, reflecting a reduction in the allowance for credit losses mainly due to net repayments, loan sales, refinements to credit loss estimates, and improvement in the credit quality of the commercial and industrial portfolio. Wholesale net charge-offs were $231 million, compared with $679 million, resulting in net charge-off rates of 0.44% and 1.19%, respectively. The Firm’s nonperforming assets totaled $18.2 billion at June 30, 2010, up from the prior-year level of $17.5 billion and down from the prior-quarter level of $19.0 billion.
Noninterest expense was $14.6 billion, up by $1.1 billion, or 8%. Current-quarter results included the impact of the U.K. bonus tax and higher litigation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratios were 12.1% at June 30, 2010 (estimated), 11.5% at March 31, 2010, and 9.7% at June 30, 2009.

▪	Tier 1 Common ratios were 9.6% at June 30, 2010 (estimated), 9.1% at March 31, 2010, and 7.7% at June 30, 2009.

▪	Headcount was 232,939, an increase of 12,684, or 6%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:
a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a FTE basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
Prior to January 1, 2010, the Firm’s managed-basis presentation also included certain reclassification adjustments that assumed credit card loans securitized by CS remained on the balance sheet. Effective January 1, 2010, the Firm adopted new accounting guidance that amended the accounting for the transfer of financial assets and the consolidation of VIEs. Additionally, the new guidance required the Firm to consolidate its Firm-sponsored credit card securitizations trusts. The income, expense and credit costs associated with these securitization activities are now recorded in the 2010 Consolidated Statements of Income in the same classifications that were previously used to report such items on a managed basis. As a result of the consolidation of the credit card securitization trusts, reported and managed basis relating to credit card securitizations are comparable for periods beginning after January 1, 2010.
The presentation in 2009 of CS results on a managed basis assumed that credit card loans that had been securitized and sold in accordance with U.S. GAAP remained on the Consolidated Balance Sheets, and that the earnings on the securitized loans were classified in the same manner as the earnings on retained loans recorded on the Consolidated Balance Sheets. JPMorgan Chase used the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations were funded and decisions were made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the Consolidated Balance Sheets and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance affects both the securitized loans and the loans retained on the Consolidated Balance Sheets. JPMorgan Chase believed that this managed-basis information was useful to investors, as it enabled them to understand both the credit risks associated with the loans reported on the Consolidated Balance Sheets and the Firm’s retained interests in securitized loans.
b. The ratio for the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired loans; the allowance for loan losses related to purchased credit-impaired loans; and, loans from the Washington Mutual Master Trust, which were consolidated on the firm’s balance sheet at fair value during the second quarter of 2009. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of purchased credit-impaired loans. The allowance for loan losses related to the purchased credit-impaired portfolio was $2.8 billion at both June 30, 2010 and March 31, 2010. No allowance for loan losses was recorded at June 30, 2009 related to these loans.
c. Tier 1 Common Capital (“Tier 1 Common”) is defined as Tier 1 Capital less elements of capital not in the form of common equity – such as qualifying perpetual preferred stock, qualifying noncontrolling interest in subsidiaries and qualifying trust preferred capital debt securities. Tier 1 Common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 Common along with the other capital measures to assess and monitor its capital position.
d. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.
e. TSS firmwide revenue includes certain TSS product revenue and liability balances reported in other lines of business – mainly CB, RFS and AM – related to customers who are also customers of those lines of business.
f. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call today at 8:00 a.m. (Eastern Time) to review second-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada, and (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Thursday, July 15, through midnight, Friday, July 30, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #79875086. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which have been filed with the U.S. Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS							YEAR-TO-DATE
					2Q10 Change					2010 Change
	2Q10		1Q10	2Q09	1Q10	2Q09		2010	2009	2009
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$25,101		$27,671	$25,623	(9)	%(2	) %	$52,772	$50,648	4%
Total noninterest expense	14,631		16,124	13,520	(9)	8		30,755	26,893	14
Pre-provision profit	10,470		11,547	12,103	(9)	(13)		22,017	23,755	(7)
Provision for credit losses	3,363		7,010	8,031	(52)	(58)		10,373	16,627	(38)
NET INCOME	4,795		3,326	2,721	44	76		8,121	4,862	67

Managed Basis (a)
Total net revenue	$25,613		$28,172	$27,709	(9)	(8)		$53,785	$54,631	(2)
Total noninterest expense	14,631		16,124	13,520	(9)	8		30,755	26,893	14
Pre-provision profit	10,982		12,048	14,189	(9)	(23)		23,030	27,738	(17)
Provision for credit losses	3,363		7,010	9,695	(52)	(65)		10,373	19,755	(47)
NET INCOME	4,795		3,326	2,721	44	76		8,121	4,862	67

PER COMMON SHARE DATA:
Basic Earnings
Net income	1.10		0.75	0.28	47	293		1.84	0.68	171

Diluted Earnings (b)
Net income	1.09		0.74	0.28	47	289		1.83	0.68	169

Cash dividends declared	0.05		0.05	0.05	—	—		0.10	0.10	—
Book value	40.99		39.38	37.36	4	10		40.99	37.36	10
Closing share price	36.61		44.75	34.11	(18)	7		36.61	34.11	7
Market capitalization	145,554		177,897	133,852	(18)	9		145,554	133,852	9

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares	4,005.6		3,994.7	3,824.1	—	5		4,000.2	3,791.4	6
Common shares at period-end	3,975.8		3,975.4	3,924.1	—	1		3,975.8	3,924.1	1

FINANCIAL RATIOS: (c)
Net income:
Return on equity (“ROE”) (b)	12%		8%	3%				10%	4%
Return on tangible common equity (“ROTCE”) (b)(d)	17		12	5				15	6
Return on assets (“ROA”)	0.94		0.66	0.54				0.80	0.48

CAPITAL RATIOS:
Tier 1 capital ratio	12.1	(g)	11.5	9.7
Total capital ratio	15.8	(g)	15.1	13.3
Tier 1 common capital ratio (e)	9.6	(g)	9.1	7.7

SELECTED BALANCE SHEET DATA (Period-end) (f)
Total assets	$2,014,019		$2,135,796	$2,026,642	(6)	(1)		$2,014,019	$2,026,642	(1)
Wholesale loans	216,826		214,290	231,625	1	(6)		216,826	231,625	(6)
Consumer loans	482,657		499,509	448,976	(3)	8		482,657	448,976	8
Deposits	887,805		925,303	866,477	(4)	2		887,805	866,477	2
Common stockholders’ equity	162,968		156,569	146,614	4	11		162,968	146,614	11
Total stockholders’ equity	171,120		164,721	154,766	4	11		171,120	154,766	11

Headcount	232,939		226,623	220,255	3	6		232,939	220,255	6

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,381		$2,471	$1,471	(44)	(6)		$3,852	$3,077	25
Retail Financial Services	1,042		(131)	15	NM	NM		911	489	86
Card Services	343		(303)	(672)	NM	NM		40	(1,219)	NM
Commercial Banking	693		390	368	78	88		1,083	706	53
Treasury & Securities Services	292		279	379	5	(23)		571	687	(17)
Asset Management	391		392	352	—	11		783	576	36
Corporate/Private Equity	653		228	808	186	(19)		881	546	61

NET INCOME	$4,795		$3,326	$2,721	44	76		$8,121	$4,862	67

(a)	For further discussion of managed basis, see Note a. on page 13.

(b)	The calculation of the second quarter 2009 earnings per share and net income applicable to common equity includes a one-time, noncash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of Troubled Asset Relief Program (“TARP”) preferred capital. Excluding this reduction, the adjusted ROE and ROTCE for the second quarter 2009 would have been 6% and 10%, respectively. The Firm views the adjusted ROE and ROTCE, both non-GAAP financial measures, as meaningful because they enable the comparability to prior periods.

(c)	Ratios are based upon annualized amounts.

(d)	The Firm uses return on tangible common equity, a non-GAAP financial measure, to evaluate the Firm’s use of equity and to facilitate comparisons with competitors. For further discussion of ROTCE, see page 42 of the Earnings Release Financial Supplement.

(e)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(f)	Effective January 1, 2010, the Firm adopted new guidance that amended the accounting for the transfer of financial assets and the consolidation of variable interest entities (“VIEs”). Upon adoption of the new guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, adding $87.7 billion and $92.2 billion of assets and liabilities, respectively, and decreasing stockholders’ equity and the Tier I capital ratio by $4.5 billion and 34 basis points, respectively. The reduction to stockholders’ equity was driven by the establishment of an allowance for loan losses of $7.5 billion (pretax) primarily related to receivables held in credit card securitization trusts that were consolidated at the adoption date. For further details regarding the Firm’s application and impact of the new accounting guidance, see Note 14 on pages 130-131, Note 15 on pages 131-142 and Note 22 on pages 149-152 of JPMorgan Chase’s March 31, 2010, Form 10-Q.

(g)	Estimated.